Exhibit 10.1

May 31, 2015

Fognani & Faught, PLLC	VIA EMAIL
1801 Broadway
Suite 800
Denver, CO 80202

Attention: John Fognani

Dear Mr. Fognani:

Re: Binding Letter of Intent In Connection With the Acquisition of a Base Metal Project

Thank you for the opportunity to meet with you and your client in connection with our discussions regarding a strategy to acquire and operate a Base Metal mine located in North America (the “Base Metal Mine”), currently owned and operated by a third party (the “Mine Owner”) which your client has the exclusive right to acquire pursuant to an option with a third party (the “Option”). A copy of the Option has been previously provided to us.

For the purposes of this Binding Letter of Intent (“LOI”), we have discussed the prospect of working together with your client (who is referred to as “Seller” or “Party” (in context) herein even though in certain instances if may be more appropriate to reference “your client” given the context) by way of a merger to develop and thereafter to own and operate the Base Metal Mine (the “Base Metal Mine Opportunity”). This LOI shall serve to confirm our agreement to pursue a transaction to accomplish the Base Metal Mine Opportunity (the “Transaction”).

We are excited by the opportunity to further enhance Star Mountain Resources, Inc. (“SMRS” or “Buyer”) by joining with Seller in the development of its key assets, and coalescing the human talent and the goodwill and associated intangible value accumulated over the years of the professional careers of your client’s managers and advisors.

As such, SMRS and your client (each a “Party” and together the “Parties” hereunder) intend to enter into this LOI to pursue a Transaction, the material terms of which shall include, but not be limited, to the following:

Star Mountain Resources, Inc. 605 W. Knox Rd., Suite 202 Tempe, AZ 85284

Fognani & Faught, PLLC

June 10, 2015

1. Definitive Merger Agreement. Except as provided below in paragraph 7 (regarding purchase rights) and in the second sentence of paragraph 9 (regarding confidentiality), the Parties’ obligations hereunder are contingent upon the negotiation, execution and delivery of a definitive agreement to effect the Transaction that is satisfactory to each of the Parties, acting reasonably (a “Merger Agreement”). SMRS’s legal counsel will prepare and circulate the initial draft of a Merger Agreement, which will contain, among other things, typical representations and warranties relating to each of the Parties and their respective rights, undertakings and expectations under the Transaction.

2. Merger. The Merger Agreement will provide for the Seller to exchange 100% of its ownership interest for 2,100,000 shares (the “Initial Share Issuance”) of the common stock of SMRS, with a par value of $0.001 per share (the “SMRS Common Stock”), inclusive of the 100,000 shares of common stock specified in paragraph 3 below (such exchange sometimes referred to hereafter as the “Merger”). In the event SMRS subsequently issues any of its common stock at a price less than $3.00 per share (the “Target Market Price”) from the date of the Initial Share Issuance until the completion date of a Qualified Financing Transaction (as hereinafter defined) (the “Measurement Period”), then the total number of shares of SMRS Common Stock granted to Seller shall be increased by 15,000 shares for each $.10 increment below the Target Market Price (with pro rata adjustment for increments less than $.10) (the “Share Increase”). For clarity, the Share Increase shall only apply to the total number of shares to be conveyed to Seller and not the total number of shares to be conveyed to Fognani & Faught, PLLC (“Fognani”) pursuant to paragraph 3 below. The term “Qualified Financing Transaction” shall mean any one transaction or series of transactions during the Measurement Period through which SMRS receives gross proceeds of up to $10,000,000 from the issuance of its common stock. Subject to paragraph 5(j) below, the shares associated with the Initial Share Issuance will be issued to Seller (and to Fognani) concurrently with the closing of Seller’s acquisition of the Base Metal Mine Opportunity while any additional shares associated with a Share Increase will be issuable to Seller concurrently with the closing of the underlying Qualified Financing Transaction.

3. Partial Settlement of Legal Fees Incurred. The Merger Agreement may provide for your firm to accept from the SMRS as a partial payment of legal fees due to them 100,000 shares of SMRS common stock or perhaps additional shares as agreed on between the Parties and Fognani prior to the date of execution of the Merger Agreement with any such additional shares being allocated to Fognani in addition to those shares specified in paragraph 2 above.

Star Mountain Resources, Inc. 605 W. Knox Rd., Suite 202 Tempe, AZ 85284

Fognani & Faught, PLLC

June 10, 2015

4. Adequate Financing. The Parties hereto recognize that time is of the essence in obtaining the financing identified herein. Within 60 days of execution of this LOI by the undersigned on behalf of the Buyer (the date of such execution being the “Effective Date”) (or 90 days if the Option Period has been extended pursuant to paragraph 7), or as soon as reasonably possible prior thereto, SMRS will provide proof satisfactory to the Seller, acting reasonably, that SMRS has adequate financing sufficient to cover the payments required under paragraphs 5(e), (f), (g) (h) and (i), below. If SMRS fails to provide such proof, or if financing is otherwise obtained prior to that time by Seller from a third party, this LOI will be terminable by Seller within 5 business days of written notice to SMRS. In addition, within 60 days from the Effective Date (or 90 days if the Option Period has been extended pursuant to paragraph 7), SMRS will deposit $3.5 million into its legal counsel’s trust account as a good faith deposit to be applied to the purchase price pursuant to the terms included in the Option (the “Deposit”), whereupon SMRS’s legal counsel will provide written notification of the Deposit to Fognani. Such Deposit will remain in the trust account of SMRS’s legal counsel until the time of the closing of the Transaction or termination of this LOI. If SMRS’s legal counsel does not receive such Deposit from SMRS, or if such Deposit is removed from the trust account of SMRS’s legal counsel before the time of the closing of the Transaction, this LOI and the Merger Agreement (if it has been executed by then) will be terminable by Seller within 5 business days of written notice to SMRS. Forthwith upon notice of the Deposit being given to the Seller in accordance with the terms hereof and provided that Seller has not already entered into a binding agreement with a third party to finance the acquisition of the Base Metal Mine Opportunity, Seller shall discontinue any efforts to further market or sell its interest in and to the Base Metal Mine Opportunity to any third party and shall thereafter work in good faith with SMRS to conclude a Merger Agreement as contemplated by paragraph 6 below.

5. Additional Terms and Conditions. Additional terms and conditions of the Transaction to be reflected in a Merger Agreement shall include the following:

a) Net Smelter Return Royalty. Your client will enter into an agreement with SMRS to receive a net smelter return royalty on all base metals produced for the life of the Base Metal Mine, beginning on the recommencement of mining activities at the Base Metal Mine (the “Royalty Agreement”). In addition, for the same period of time the Royalty Agreement shall provide for payment to the Seller of an amount equal to a percentage of the gross receipts from the sale of all minerals (including all metals and non-metals and any saleable waste material) other than base metals from the Base Metal Mine. The Royalty Agreement will provide that the Seller will have the right to record its royalty interest and that all royalty payments to the Seller will be measured monthly based on receipt of sales proceeds from sales of the respective production and minerals and paid within 30 days after the end of each fiscal quarter. The Merger Agreement shall include a buy-out right whereby SMRS will be entitled to buy out the Seller’s interest in the Royalty Agreement according to a method of valuation and other terms and conditions acceptable to the Seller in its sole discretion.

b) SMRS Board Seat. The Seller will be entitled to designate one member to SMRS’ Board of Directors for a period of at least three years following the Merger.

Star Mountain Resources, Inc. 605 W. Knox Rd., Suite 202 Tempe, AZ 85284

Fognani & Faught, PLLC

June 10, 2015

c) Advisory Board. Each of the principal individuals representing the ownership interests in Seller who do not enter into an employment agreement with SMRS pursuant to paragraph 5(d) below will be offered a position as a member of an advisory board for a period of at least 3 years after the Merger that will make recommendations to the SMRS Board of Directors regarding subsequent mergers and acquisitions and provide technical advice regarding mining related issues. Such Advisory Board members shall be entitled to receive industry standard monetary compensation and share options in SMRS as from time to time are approved by the Board of SMRS.

d) Employment Agreements. SMRS shall enter into employment agreements with certain principals of the Seller to be agreed on by the Parties as a part of the Transaction. Such employment agreements will provide for industry standard salaries, benefits and other entitlements, as well as access to SMRS’s stock option plan and other such perquisites as from time to time are approved by the Board of SMRS.

e) Finance Charge Contribution. Upon closing of the Merger, SMRS will pay the Seller $250,000 as reimbursement for amounts committed by the Seller or its members for finance charges due on the funds it has deposited in escrow as per the Option.

f) Overhead Expense Reimbursement. Upon closing of the Merger, SMRS will pay the Seller $500,000 as reimbursement for amounts loaned to Seller by its members to make payments for overhead expenses for holding the Base Metal Mine Opportunity. To the maximum extent allowable under the Option, such payments will be treated as advances towards the total purchase price to be paid to the owner of the Base Metal Mine.

g) Due Diligence Reimbursement. Upon closing of the Merger, SMRS will pay the Seller $100,000 as reimbursement for the out-of-pocket expenses incurred by Seller in connection with due diligence and mine plan development activities of the Base Metal Mine.

h) Legal Fees Disbursement. Upon closing of the Merger, SMRS shall pay Fognani the remaining balance of any legal fees up to a total capped amount of $540,000 as owed by Seller and that is not otherwise covered by the Seller’s payment of SMRS Common Stock to Fognani as described in paragraph 3 above.

i) Delivery of Segregated Audited Financials. Following written notice of the Deposit having been made, your client and SMRS will continue its efforts to obtain within the time periods necessary to meet applicable SEC reporting requirements audited financial statement for periods ended December 31, 2013 and 2014, and (only if required based on applicable materiality thresholds) audited financial statements of Seller for the period ended December 31, 2014, as well as the closing balance sheets for the period ended December 31, 2012, all of which must be prepared in accordance with U.S. generally accepted accounting principles by an accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”). In addition, Seller will deliver to SMRS unaudited interim financial statements for the period concluding not more than 129 days prior to the closing date of the Merger. All expenses associated with the preparation of such audited financial statements, balance sheets and interim financial statements shall be borne by SMRS.

Star Mountain Resources, Inc. 605 W. Knox Rd., Suite 202 Tempe, AZ 85284

Fognani & Faught, PLLC

June 10, 2015

j) Closing on Purchase of the Base Metal Mine. The closing of the Merger under the Merger Agreement will be contingent on the Seller completing the purchase of the Base Metal Mine substantially on terms and conditions set forth in the Option pursuant to an agreement reasonably approved by the Parties.

k) Confirmations. Any Merger Agreement will be contingent on confirmation by the Parties that the Transaction, including the Merger, will not terminate or change, inclusive of all options for extension, any agreements related to the Base Metal Mine Opportunity or the Seller’s right, title and interest in and to the Base Metal Mine Opportunity or any other material contract necessary to allow Seller to operate and exploit the Base Metal Mine.

l) Non-Compete Agreements. By virtue of their becoming employees of SMRS pursuant to paragraph 5(d) above, such individuals will enter into non-compete agreements as are normal, customary, and appropriate in transactions of the type and size proposed herein and as otherwise reasonably requested by SMRS.

6. Closing. As long as Seller has not already entered into a binding agreement with a third party to finance the acquisition of the Base Metal Mine Opportunity, the Parties will use best efforts to enter into a Merger Agreement within 60 days from the Effective Date of this LOI (or 90 days if the Option Period has been extended pursuant to paragraph 7). In the event that the Parties fail to enter into a Merger Agreement on or before such date, this LOI will be terminable by any Party upon written notice to the other Parties. Following execution of a Merger Agreement, the Parties will use best efforts on a good-faith basis to close the acquisition of the Base Metal Mine Opportunity within 45 days from the execution of the Merger Agreement, or such earlier date as determined by SMRS in the event SMRS is able to obtain comfort from its auditors that it will be able to complete the audit within the time period prescribed under Form 8-K to be filed with the Securities and Exchange Commission within 71 days after the required filing date of such Form 8-K after the closing under the Merger Agreement. In the event the Parties do not close under the terms of the Merger Agreement (other than by reason of SMRS’ default or failure to make the Deposit as provided in paragraph in paragraph 4 above) or they fail to enter into a Merger Agreement within the time provided in this LOI, the Deposit shall be promptly refunded to SMRS without deduction for any cost or expense of Seller.

Star Mountain Resources, Inc. 605 W. Knox Rd., Suite 202 Tempe, AZ 85284

Fognani & Faught, PLLC

June 10, 2015

7. Purchase Rights. Subject to paragraphs 4 and 6 above, and so long as Seller retains the Option and has not otherwise entered into a binding agreement with the other party in which Seller is currently in negotiations to finance the acquisition of the Base Metal Mine Opportunity, and so long as SMRS has deposited $250,000 (the “Termination Fee”) into the trust account of SMRS’ legal counsel and SMRS’ legal counsel has provided confirmation to the Seller of the receipt of such deposit, SMRS shall have the right to enter into the Merger Agreement on terms and conditions as provided for in this LOI for the period specified in paragraph 4 above (the “Option Period”). This Option Period may be extended by SMRS for one additional 30-day period provided that (i) SMRS provides Seller with 5 days advance written notice of its intention to extend such Option Period and (ii) SMRS has deposited an additional $250,000 in the trust account of SMRS’ legal counsel (increasing the Termination Fee to $500,000) and SMRS’ legal counsel has provided confirmation to Fognani and Seller of the receipt of the additional $250,000 deposit. If for any reason by the end of the Option Period, SMRS has not made the Deposit as provided in paragraph 4 above then the entire Termination Fee shall be immediately due and payable to Seller and SMRS shall forthwith instruct its legal counsel to release the Termination Fee funds to Fognani by immediate wire transfer to an account designated by Seller.

8. Securities Laws. Each Party acknowledges that they are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning SMRS or its affiliates with respect to the intentions set forth in this LOI from purchasing or selling securities of SMRS in reliance upon such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities of SMRS or its affiliated entities in reliance upon such information.

9. Information and Access. Each Party will afford, and will cause its independent certified public accountants to afford, each of the other Parties and their respective accountants, counsel, agents and other authorized representatives, access to its business and affairs including such mining plans, due diligence materials, accounting books and records and non-privileged and non-confidential information. The foregoing investigations will be subject to the condition of confidentiality and the Parties, their agents and employees involved in such due diligence investigations will be bound accordingly.

10. Publicity. The Parties agree that, except as otherwise required by law or regulation, no press release or other public announcement related to this LOI or the Transaction contemplated by this LOI will be issued by any of them without the prior written approval of the other Parties.

Star Mountain Resources, Inc. 605 W. Knox Rd., Suite 202 Tempe, AZ 85284

Fognani & Faught, PLLC

June 10, 2015

11. Contract. This LOI constitutes a binding contract between the Parties hereto and shall form the basis of a definitive Merger Agreement for the completion of the Transaction.

12. Governing Law. This Agreement and the Merger Agreement will be governed by the laws of the State of Nevada, without regard to conflict of law principles.

If the foregoing correctly sets forth our understanding, please sign all copies of this Binding Letter of Intent where indicated below and return at least one copy to the undersigned.

Sincerely,

STAR MOUNTAIN RESOURCES, INC.

/s/ Mark Osterberg

Mark Osterberg, President & COO

Dated: 6/16/2015

Agreed & Acknowledged by Fognani & Faught, PLLC and effective as of this 31st day of May 2015, at the City of Denver in the State of Colorado.

Fognani & Faught, PLLC

By:	/s/ John Fognani
John Fognani, Esq.

Star Mountain Resources, Inc. 605 W. Knox Rd., Suite 202 Tempe, AZ 85284